Exhibit 99.1

Duckwall-ALCO Stores, Inc. Reports Higher Earnings for Third Quarter and First Nine Months of FY2004

Company on Target to Open Eight New ALCO Stores This Year

ABILENE, Kan., Nov. 24 /PRNewswire-FirstCall/ — Duckwall-ALCO Stores, Inc. (Nasdaq: DUCK), an operator of 264 full-line discount and hometown variety stores in 21 states in the central U.S., today announced higher sales and earnings for the third quarter and first nine months of FY2004.

For the quarter ended November 2, 2003, earnings from continuing operations rose 14% to $530,000, or $0.12 per diluted share, compared with $464,000, or $0.11 per diluted share, in the third quarter of FY2003. Net earnings rose 12% to $523,000, or $0.12 per diluted share, from $469,000, or $0.11 per diluted share, in the quarter ended November 3, 2002. For the first nine months of FY2004, earnings from continuing operations increased 7% to $2,588,000, or $0.60 per diluted share, versus $2,430,000, or $0.56 per diluted share, in the corresponding period of the previous fiscal year. Net earnings for the nine months ended November 2, 2003 increased 18% to $2,680,000, or $0.62 per diluted share, compared with $2,269,000, or $0.52 per diluted share, in the first nine months of FY2003.

Sales increased 9.4% to $100.5 million in the most recent quarter, while same-store sales rose 3.0%. Sales were strong in August and September, but soft in October, when warm weather unfavorably impacted sales of outerwear. Sales for the nine months ended November 2, 2003 increased 7.5% to $310.0 million, versus $288.5 million in the corresponding period of the previous fiscal year. Same-store sales increased 0.9% when compared with the prior-year period.

“I am pleased that we continued to improve our operating performance in the third quarter, largely due to higher productivity at our distribution center, reflecting the successful efforts of our associates to lower operating costs,” commented Glen L. Shank, Chairman and Chief Executive Officer of Duckwall-ALCO Stores, Inc. “Our gross margin was impacted throughout the quarter by an unfavorable mix of sales towards lower margin goods and higher shrink.”

“We are continuing our efforts to improve the productivity of existing stores through a remodeling program initiated three years ago,” continued Shank. “These remodels are designed to revitalize the stores and allow the Company to achieve certain very important long-term strategic goals relating to merchandise presentation, product mix and marketing. The Company is continually evaluating and adjusting, as necessary, its store model to optimize performance.”

“We are also moving forward with a more aggressive store expansion program than in recent years,” continued Shank. “The Company opened 7 new ALCO stores during the first nine months of Fiscal 2004, and we are on target to open a total of 8 new stores for the year. This compares with 5 new stores opened during the previous fiscal year.”

Gross margin declined to 34.2% of sales in the most recent quarter, from 35.1% in the prior-year period. The decline reflected an unfavorable mix of sales towards lower margin products during the quarter, as well as an increase in shrinkage expense. While the unfavorable mix occurred throughout the quarter, October’s mix issues were largely related to unseasonably warm weather. For the first nine months of FY2004, gross margin declined to 33.4% of sales from 33.9% a year earlier, due entirely to a less favorable mix of sales and higher shrinkage expense in the second and third quarters. The unfavorable mix issues are at least partly a result of the Company’s emphasis on and expansion of consumable products, which generally carry a lower margin. However, the Company believes that without this emphasis its sales and earnings would have been lower and it is continually adjusting and fine-tuning its merchandise assortment and prices to maximize overall profitability.

Operating expenses as a percent of sales declined to 33.0% in the third quarter, from 33.9% a year earlier, primarily due to lower distribution center, store remodeling, medical insurance and incentive compensation costs, partially offset by increased general insurance. Operating expenses as a percent of sales for the nine months ended November 2, 2003 declined to 31.7%, from 32.1% in the prior-year period, due primarily to lower distribution center, store remodeling, medical insurance and incentive compensation costs, partially offset by increased store opening and general insurance costs.

Interest expense declined slightly to $357,000 in the most recent quarter, from $405,000 in the prior-year period, primarily due to lower interest rates. For the first nine months of FY2004, interest expense declined to $1,075,000 from $1,205,000 last year, again due primarily to lower interest rates.

These results reflect the adoption of Emerging Issues Task Force Consensus No. 02-16 (EITF 02-16), which involves accounting for money received from suppliers and had no material impact on earnings for the third quarter or nine months ended November 2, 2003. Also, prior-year financial statements reflect a reclassification of stores subsequently closed into discontinued operations.

During the third quarter, the Company, as part of an ongoing program, remodeled 10 ALCO stores. This compared with 13 store remodels in the third quarter of the prior year. Through the first nine months of this year, a total of 22 stores have been remodeled. The Company plans to remodel one more store this fiscal year bringing the total remodels this year to 23. Since the inception of the store remodeling program three years ago, a total of 86 stores have been remodeled, including 32 during each of the last two fiscal years. In addition to these stores, a total of 16 new ALCO stores opened during the last 3 fiscal years also reflect this new format. This brings the total number of stores with this new format to 102.

During the most recent quarter, the Company opened no ALCO or Duckwall stores. Management currently plans to open a total of approximately 8 new ALCO stores in the current fiscal year.

Duckwall-ALCO Stores Inc. is a leading regional retailer that currently operates 264 full-line discount and hometown variety stores in 21 states in the central portion of the United States under the names “ALCO” and “Duckwall” respectively. The Company’s strategy is to target smaller markets not served by other regional or national full-line retail discount chains and provide the most convenient access to retail shopping within each market. The Company is headquartered in Abilene, Kansas and its common stock is listed on the NASDAQ National Market under the symbol “DUCK.”

Forward-looking statements

This press release contains forward-looking statements, as referenced in the Private Securities Litigation Reform Act of 1995 (“the Act”). Any forward-looking statements are made by the Company in good faith, pursuant to the safe-harbor provisions of the Act. These forward-looking statements reflect management’s current views and projections regarding economic conditions, retail industry environments and Company performance. Factors, which could significantly change results, include but are not limited to: sales performance, expense levels, competitive activity, interest rates, changes in the Company’s financial condition and factors affecting the retail category in general. Additional information regarding these and other factors may be included in the Company’s quarterly 10-Q filings and other public documents, copies of which are available from the Company on request.

CONTACT: Dick Mansfield
Vice President, Finance, Treasurer and Chief Financial Officer
785-263-3350 x286
e-mail: dmansfield@duckwall.com
internet home page: www.duckwall.com
or
RJ Falkner & Company, Inc., Investor Relations Counsel at (800) 377-9893 or via e-mail at info@rjfalkner.com

DUCKWALL-ALCO STORES, INC. Consolidated Statements of Operations (In thousands, except per share amounts) Unaudited

	Three Months Ended		Nine Months Ended
	November 2 2003	November 3 2002	November 2 2003	November 3 2002
Net sales	$100,457	$91,832	$310,006	$288,463
Cost of sales	66,129	59,601	206,541	190,687
Gross profit	34,328	32,231	103,465	97,776

Selling, general and
administrative	31,340	29,337	92,857	87,715
Depreciation and
amortization	1,799	1,756	5,474	5,016

Total operating expenses	33,139	31,093	98,331	92,731

Operating income from
continuing operations	1,189	1,138	5,134	5,045
Interest expense	357	405	1,075	1,205

Earnings from continuing
operations before income
taxes	832	733	4,059	3,840

Income tax expense	302	269	1,471	1,410
Earnings from continuing
operations	530	464	2,588	2,430

Earnings / (loss) from
discontinued operations,
net of income tax	(7)	5	92	(161)

Net earnings	$523	$469	$2,680	$2,269

Per share data (diluted):

Earnings from continuing
operations	$0.12	$0.11	$0.60	$0.56

Net earnings	$0.12	$0.11	$0.62	$0.52

Weighted-average shares
outstanding:
Basic	4,234	4,259	4,230	4,228
Diluted	4,363	4,355	4,323	4,361

DUCKWALL-ALCO STORES, INC. Consolidated Balance Sheet (In thousands) Unaudited
	November 2, 2003	November 3, 2002
Assets
Current assets:
Cash and cash equivalents	$2,941	$3,004
Receivables	1,755	2,180
Inventories	147,664	142,639
Prepaid expenses	2,273	2,500

Total current assets	154,633	150,323

Property and equipment	86,344	83,203
Less accumulated amortization	58,450	52,557
Net property and equipment	27,894	30,646
Property under capital leases, net of
accum. amortization	3,212	3,753
Other non-current assets	183	258
Deferred income taxes	557	286
Total assets	$186,479	$185,266

Liabilities and Stockholders’ Equity
Current Liabilities
Current maturities of long-term debt	$569	$492
Current maturities of capital lease
obligations	712	703
Accounts payable	33,758	33,957
Income taxes payable	52	500
Accrued salaries and commissions	5,382	5,435
Accrued taxes other than income	5,089	4,657
Other current liabilities	4,184	2,872
Deferred income taxes	2,101	1,340

Total current liabilities	51,847	49,956

Notes payable under revolving loan
credit facility	22,951	27,060
Long-term debt, less current maturities	91	661
Capital lease obligations, less
current maturities	4,850	5,569
Other noncurrent liabilities	1,372	2,148
Deferred revenue	529	857

Total liabilities	81,640	86,251

Stockholders’ equity
Common Stock, $.0001 par value,
authorized 20,000,000 shares in 2004 and
2003; issued and outstanding 4,265,593 and
4,259,195 shares in 2004 and 2003,
respectively	1	1

Additional paid-in capital	48,808	48,748
Retained earnings	56,030	50,266

Total stockholders’ equity	104,839	99,015

Total liabilities and
stockholders’ equity	$186,479	$185,266

SOURCE Duckwall-ALCO Stores, Inc.

-0- 11/24/2003
/CONTACT: Dick Mansfield, Vice President, Finance, Treasurer and Chief Financial Officer of Duckwall-ALCO Stores, Inc., +1-785-263-3350, ext. 286, dmansfield@duckwall.com; or RJ Falkner & Company, Inc., Investor Relations Counsel, +1-800-377-9893, info@rjfalkner.com, for Duckwall-ALCO Stores, Inc./
/First Call Analyst: /
/FCMN Contact: /
/Web site: http://www.duckwall.com /
(DUCK)

CO:	Duckwall-ALCO Stores, Inc.
ST:	Kansas
IN:	REA HOU
SU:	ERN